Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
July 24, 2015

Thank you Tim and good morning everyone.

The Energy Equipment Group reported another solid level of profit during the second quarter. Our wind tower business continues to perform well. During the second quarter, the wind tower business received $184 million of orders.

The wind industry continues to make advancements in reducing the installed cost of wind. However, the current order environment is still primarily driven by the extension of the production tax credit late last year.

The current market for utility structures remains competitive, but long-term investment projections for this industry show positive fundamentals. We are well positioned to respond to increased transmission infrastructure spending in North America.

Overall, we are pleased with the performance of the Energy Equipment segment, but do expect some variability within the segment’s performance from quarter to quarter as a result of product mix and volumes.

I am proud of the Construction Products Group’s efforts during the second quarter. The Group faced a challenging operating environment due to significant rainfall during the start of the construction season. In addition, the lack of a longer-term highway bill and ongoing litigation matters in the highway business created headwinds. Despite these pressures, the Group maintained revenues during the quarter in line with last year.

Our aggregates business is benefitting from a robust southern U.S. market, and our recent lightweight acquisitions strengthen our ability to serve our customers.

Moving to the Inland Barge Group.

During the second quarter, our Barge Group reported record levels of revenue and profit. I am impressed with the Group’s ability to achieve such a strong performance in a dynamic market environment where demand conditions are constantly changing. At the end of the quarter, we began converting one of our manufacturing facilities to increase capacity for hopper barges.

Barge demand continues to reflect steady inquiry levels for both dry cargo barges for the agricultural market and smaller tank barges for the chemical market. Demand for large tank barges, that transport oil, is currently soft. During the second quarter, the Barge Group received orders for $76 million.

In closing, our businesses are responding effectively to varying demand conditions. Our long-term outlook for energy and infrastructure investment in North America remains positive. Our businesses have a great deal of potential for future growth. We continue to watch the market for opportunities to add to our portfolio of industrial businesses.

And now, I will turn the presentation over to Steve.